Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

TUESDAY, MARCH 14, 2006

STRATEGIC HOTELS & RESORTS ADDS THREE NEW BOARD MEMBERS;

ANNOUNCES RESIGNATION OF TWO MEMBERS

Chicago, IL – March 14, 2006 – Strategic Hotels Capital, Inc. (NYSE: SLH), which also operates as Strategic Hotels & Resorts, today announced that it has added three new members to its Board of Directors, appointing David Michels, Edward Coppola and William Prezant effective March 15, 2006. In conjunction with these appointments, Robert Watson and Thomas Hassard have resigned. Including the new appointments and resignations, the company has increased its board membership to eight directors from seven.

Laurence Geller, chief executive officer of Strategic Hotels & Resorts, commented, “We are proud to have attracted people of such extraordinary caliber to our Board. David Michels brings unrivalled experience and understanding of the tourism and lodging industry on a global basis. In addition to his unparalleled experience in all aspects of retailing, particularly at the high-end, Ed Coppola adds tremendous depth in acquisitions, strategic planning, and capital markets. Bill Prezant brings excellence in business law, governance and investment management. I also wish to express our sincere appreciation to Bob Watson and Tom Hassard for their many contributions since the IPO.”

Biographical Information

David Michels was formerly group chief executive of Hilton Group, plc and also formerly a non-executive director of Hilton Hotels Corporation. Prior to that, he was chief executive of Starins plc. He has spent 37 years in the leisure industry, primarily in hotels. He was also with Grand Metropolitan for 15 years, culminating in a board position as worldwide Marketing Director. He currently sits on the Board of Directors of British Land plc, Easy Jet plc and Marks & Spencers plc.

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Strategic Hotels & Resorts

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Edward Coppola is a co-founder and has been a member of the Board of Directors of The Macerich Company since the Company’s formation in 1994. He is currently senior executive vice president and chief investment officer for the Macerich Company. The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, and development of regional malls throughout the United States. Coppola is also a member of the International Council of Shopping Centers, PREA, National Association of Real Estate Investment Trusts, and The Real Estate Roundtable in Washington, D.C.

William Prezant is a senior partner in the law firm of Prezant & Mollath, practicing law in California and Nevada. He presently serves on the Board of Directors of two registered investment companies, Torrey International Strategy Partners and Torrey U.S. Strategy Partners.  He also serves on the Boards of Forward Management Company, a mutual fund advisor and Reflow Management, a financial services company, and on the Advisory Board of the Prescott Group, a real estate investment management company.  Mr. Prezant's community activities include serving on the California/Nevada Advisory Board for the Wilderness Society and the Advisory Council of the Nevada Museum of Art.

About the Company

Strategic Hotels Capital, Inc. also operates under the name Strategic Hotels & Resorts and is a real estate investment trust, which owns and asset manages high-end hotels and resorts. The company has ownership interests in 18 properties with an aggregate of 8,480 rooms. For further information, please visit the company’s website at www.strategichotels.com.